Exhibit 99.3

ESCROW AGREEMENT

Eco Telecom Limited, as Issuer

and

Deutsche Bank AG London Branch,

as Collateral Agent in connection with the Series A Floating Rate Bonds

and

Altimo Holdings & Investments Limited, as Guarantor

and

The Bank of New York, as Escrow Agent

Dated as of

March 9, 2007

THIS ASSET ESCROW AGREEMENT dated as of March 9, 2007 (the “Escrow Agreement”), is entered into by and among Eco Telecom Limited, a Gibraltar Company (the “Issuer”), Deutsche Bank AG London Branch, as collateral agent in connection with the Series A Floating Rate Bonds (the “Series A Collateral Agent”), Altimo Holdings & Investments Limited, a British Virgin Islands company (the “Guarantor”), and The Bank of New York, as escrow agent (in such capacity, together with its successors in such capacity, the “Escrow Agent”).

WITNESSETH:

WHEREAS, the Issuer has agreed to issue Tranche 1 of its Series A Floating Rate Bonds in an aggregate principal amount of $1,500,000,000 pursuant to the indenture dated as of the date hereof (the “Series A Indenture”) between the Issuer, as issuer, Deutsche International Corporate Services Limited, as trustee, the Guarantor, as guarantor, and Deutsche Bank AG London Branch, as calculation agent;

WHEREAS, the Issuer has granted a security interest on certain shares of common stock, 0.005 rubles nominal value per share of Open Joint Stock Company “Vimpel-Communications” (“VIP”) or security entitlements in respect thereof (“VIP Common Shares”) pursuant to a Collateral Agreement dated as of the date hereof (the “Series A Collateral Agreement”), between the Issuer, as pledgor, Deutsche Bank AG London Branch, as Collateral Agent (the “Series A Collateral Agent”), The Bank of New York, as securities intermediary and depositary in respect of VIP’s ADR Program (as defined in the Series A Indenture);

WHEREAS, the Issuer is contemplating entering into an indenture under which Deutsche Bank AG London Branch will agree to act as calculation agent (the “Series B Indenture”) pursuant to which it can issue from time to time securities collateralized by VIP Common Shares, preferred shares of VIP with a nominal value of 0.005 rubles each or Security entitlements in respect thereof (“Preferred VIP Shares”) and American Depositary Receipts evidencing American Depositary Shares representing VIP Common Shares under the Deposit Agreement (as defined in the Series A Indenture) (the “VIP ADSs” and, together with VIP Common Shares and Preferred VIP Shares, the “VIP Securities”) pursuant to a collateral agreement (the “Series B Collateral Agreement”);

WHEREAS, pursuant to Section 3.10 of the Series A Indenture, the Issuer has agreed to deposit 3,213,783 VIP Common Shares, 6,426,600 Preferred VIP Shares and 15,209,134 VIP ADSs and has undertaken to deposit any VIP Securities that it or its affiliates may acquire in the future in accordance with this Agreement;

WHEREAS, the parties wish the Escrow Agent to hold the Escrowed Assets (as defined below) in accordance with and subject to the following Instructions and Terms and Conditions.

NOW, THEREFORE, the parties hereto agree as follows:

INSTRUCTIONS

1. Delivery of Escrowed Assets. On March 14, 2007 the Issuer shall deliver or cause to be delivered the Initial VIP Escrow Shares (as defined below) to the account number 172848 established with The Bank of New York in the name of the Issuer (the “Escrowed Account”). The Issuer shall deliver or cause to be delivered to the Escrowed Account any VIP Common Shares, Preferred VIP Shares, VIP ADSs or any other securities issued by VIP, or depositary securities representing the same, that the Issuer or any affiliate thereof acquires (except for (A) VIP Shares held by Affiliates (as defined in the Series A Indenture) of the Issuer or the Guarantor that hold such VIP Shares for the account or benefit of a third party as an asset manager where neither the Issuer nor the Guarantor nor any Affiliates thereof exercise any control over such VIP Shares or (B) VIP Shares held by Affiliates of the Guarantor as part of their day-to-day short-term trading activities) after the date hereof for the duration of this Escrow Agreement (the “Additional Escrow Shares”) within ten Business Days of such acquisition; provided that if, at the time of such acquisition any securities are outstanding under the Series B Indenture, then the Additional Escrow Shares shall be governed by Clause 3 hereof. For the avoidance of doubt, without prejudice to other clauses hereof, nothing in this Clause 1 shall be interpreted as creating any pledge, lien or security interest of any type.

2. Escrowed Assets Defined. The following property and or/funds, plus all interest, dividends and other distributions thereon (collectively, the “Distributions”) are collectively referred to herein as the “Escrowed Assets”: 3,213,783 VIP Common Shares; 6,426,600 Preferred VIP Shares; and 15,209,134 VIP ADSs (such VIP Common Shares, Preferred VIP Shares and VIP ADSs, the “Initial VIP Escrow Shares”), and any Additional Escrow Shares (the Additional Escrow Shares together with the Initial VIP Escrow Shares, the “VIP Escrow Shares”).

3. Notice of Issuances of Series B Securities. This Clause 3 shall become effective only if the Series B Indenture becomes effective. (a) If the Issuer decides to issue securities pursuant to the Series B Indenture, the Issuer shall provide at least ten Business Days’ prior written notice to the Escrow Agent and the Series A Collateral Agent (with a copy to the Series B Collateral Agent and the trustee under the Series B Indenture) setting forth the date upon which it intends to issue securities pursuant to the Series B Indenture (the “Series B Issuance Notice”). Upon receipt of the Series B Issuance Notice, the Escrow

Agent shall release and transfer up to the number of VIP Escrow Shares then held in the Escrowed Account to the Series B Collateral Agent for deposit in the collateral account subject to the Series B Collateral Agreement (the “Series B Collateral Account”) in accordance with the joint written instructions of the Series B Collateral Agent and the Issuer within four Business Days of receiving such joint written instructions. Upon such transfer, the VIP Escrow Shares so transferred shall cease to be Escrowed Assets hereunder.

(b) Within two Business Days of receipt of the Series B Issuance Notice, the Escrow Agent shall give a notice to the Series B Collateral Agent (with a copy to the Issuer) setting forth the number and type of securities constituting the VIP Escrow Shares held as of that date and the date such securities were deposited with it.

(c) On the date of the discharge of the Series B Indenture and all the securities issued thereunder according to their terms, the Series B Collateral Agent shall be required under the Series B Collateral Agreement (if and only if at such time any securities remain outstanding under the Series A Indenture) to transfer the VIP Securities held in the Series B Collateral Account as of that time to the Escrow Agent for deposit in the Escrowed Account (provided that if the Series B Collateral Agent does not so transfer such VIP Securities and such VIP Securities are controlled by the Issuer or an agent or affiliate thereof, the Issuer shall deliver or cause to be delivered such VIP Securities to the Escrow Agent for deposit in the Escrowed Account) and, upon such transfer, such VIP Securities shall become the Escrowed Assets hereunder.

(d) Except as provided in this Clause 3, the Escrow Agent shall release and transfer the Escrowed Assets only in accordance with the written instructions of the Issuer and the Series A Collateral Agent.

4. Creation of Escrow. The Issuer and the Series A Collateral Agent hereby authorize the Escrow Agent to hold the Escrowed Assets in the Escrowed Account in accordance with this Escrow Agreement, pay any amounts due to the Issuer from the Escrowed Account in accordance with Clause 9 below and act with respect to the VIP Escrow Shares in accordance with Clause 9 below. The parties hereto agree that the Escrow Agent may act through its nominees and accordingly references to the “Escrow Agent” shall be references to the Escrow Agent and/or its nominees, as the case may be.

5. Duration of Escrow Agreement. This Escrow Agreement shall remain in full force and effect until the earlier to occur of (i) the time when the Series A Indenture and all the securities issued thereunder have been discharged in accordance with their terms (at which time the Escrow Agent shall deliver any Escrowed Assets held in the Escrowed Account to the Issuer) and (ii) a court of competent jurisdiction finally disposing of the rights and obligations of the parties pursuant to the provisions hereof (in which case the Escrowed Assets held in the Escrowed Account shall be distributed in accordance with the order of such court).

6. Fees of Escrow Agent. (a) At the time of execution of this Escrow Agreement, and thereafter on each anniversary date of this Escrow Agreement the Issuer shall pay the Escrow Agent a fee as agreed between the Escrow Agent and the Issuer from time to time.

(b) The Issuer, failing whom the Guarantor, shall be responsible for and shall reimburse the Escrow Agent upon demand for all documented expenses, disbursements and advances incurred or made by the Escrow Agent in connection with this Escrow Agreement.

7. Delivery of Notices. All notices and other communications under this Escrow Agreement shall be in writing and shall be deemed given when delivered personally or transmitted by telecopy and receipt acknowledged or five days after being mailed by registered mail, return receipt requested, to the parties at the following addresses (or to such other address as a party may have specified by written notice given to the other parties pursuant to this provision):

The Issuer	With a copy to	+7495 981 4448
Eco Telecom Limited
Suite 2, 4 Irish Place
Gibraltar

Attention:	Franz Wolf
Telephone:	+350 41981
Fax Number:	+350 41988
email:	ctfh@ctfh.gi

Series A Collateral Agent	with a copy to:	Legal Department
Deutsche Bank AG London Branch		Deutsche Bank AG London Branch
Winchester House		Winchester House
1 Great Winchester Street		1 Great Winchester Street
London EC2N 2DB		London EC2N 2DB

Attention:	Colin Greene or Head of Global Markets Equities –Structuring – Strategic Transactions	Attention:	Head of Equities Legal Team
Telephone:	+44 207 545 8000
Fax Number:	+44 207 547 0953	Fax Number:	+44 207 545 4437
email:	Colin.Greene@db.com

Guarantor	With a copy to	+7495 981 4448
Altimo Holdings & Investments Limited
Suite 2, 4 Irish Place
Gibraltar

Attention:	Franz Wolf
Telephone:	+350 41981
Fax Number:	+350 41988
email:	ctfh@ctfh.gi

Escrow Agent	With a copy to	The Bank of New York
The Bank of New York		101 Barclay Street
One Canada Square		New York
London E14 5AL		New York 10286

Attention (London/NY) :	Corporate Trust Administration
Telephone (London/NY) :	+44 20 7964 6402
Fax Number (London/NY) :	+44 20 7964 6399

TERMS AND CONDITIONS

8. Obligations of Escrow Agent. The duties, responsibilities and obligations of the Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied. The Escrow Agent (in its capacity as Escrow Agent hereunder) shall not be subject to, nor required to comply with, any other agreement between or among any or all of the other parties hereto or to which any party hereto is also a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Escrow Agreement) from any such party or any entity acting on its behalf. The Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

9. Income and Voting. Income and Voting Rights in respect of the Escrowed Assets:

(a) Unless the Escrow Agent is otherwise instructed in writing by the Issuer and the Series A Collateral Agent, the Issuer shall be entitled to receive for the Issuer’s own account into its account number 9001-800724-001 held with Amsterdam Trade Bank N.V. (located at Herengracht 475, 1017 BS Amsterdam, The Netherlands; SWIFT – STOLNL2A) all cash dividends (in the currency in which the Escrow Agent receives them) relating to the VIP Escrow Shares (except that if the Escrow Agent is required to withhold and an amount on account of taxes is withheld from such cash dividend, the amount distributed to the Issuer shall be reduced accordingly) and the Escrow Agent shall remit to the Issuer on the Business Day received or the first Business Day thereafter all such cash dividends received by it.

(b) Subject to Clause 12 below, the Issuer shall have the right, from time to time, to vote and give all approvals, consents, ratifications and waivers with respect to the Escrowed Assets and it shall not transfer such right to any person. Upon receipt by the Escrow Agent of notice of any meeting or solicitation of proxies or consents of holders of the VIP Escrow Shares, the Escrow Agent shall as soon as practicable thereafter mail to the Issuer a notice which shall contain (i) such information as is contained in any notice of meeting received by the Escrow Agent, (ii) a statement that the Issuer shall be entitled, subject to any applicable provision of law and of the articles of association or similar document, of the Issuer, to instruct the Escrow Agent as to the exercise of the voting rights, if any, pertaining to the VIP Escrow Shares and (iii) a statement as to the manner in which such instructions may be given.

(c) Upon the written request of the Issuer, received on or before the date established by the Escrow Agent for such purpose (which shall not be less than 10 days prior to the date of the relevant vote), the Escrow Agent shall endeavor, insofar as practicable and permitted under applicable law, to vote or cause to be voted the VIP Escrow Shares in accordance with the instructions set forth in such request. The Escrow Agent shall not vote or attempt to exercise the right to vote that attaches to the VIP Escrow Shares other than in accordance with such instructions.

(d) The Escrow Agent shall within three Business Days after the date hereof issue in favour of the Issuer a power of attorney in the form of Annex 1 (or such other power of attorney as required under applicable law and mutually acceptable to the Issuer and the Escrow Agent) for so long as any VIP Securities constitute Escrowed Assets hereunder. Such powers of attorney shall relate to the number of VIP Securities that constitute Escrowed Assets and should such number of VIP Securities increase or decrease, the Escrow Agent shall within three Business Days of such increase or decrease issue in favor of the Issuer such a power of attorney relating to the number of VIP Securities then constituting the Escrowed Assets. Such powers of attorney may not be issued in favor of any person other than the Issuer.

10. Benefit of Agreement. This Escrow Agreement is for the exclusive benefit of the parties hereto and their respective successors hereunder, and shall not be deemed to give, either express or implied, any legal or equitable right, remedy, or claim to any other entity or person whatsoever.

11. Proceedings. If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrowed Assets (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of the Escrowed Assets) (each “Proceedings”), the Escrow Agent shall notify the Issuer and the Series A Collateral Agent in writing thereof. If the Escrow Agent is obligated by law to comply with any Proceedings, it shall not be liable in respect thereof to any of the parties hereto or to any other person or entity even though such Proceedings may be subsequently modified or vacated. Where the Escrow Agent is or is advised in writing by its legal counsel that it is obligated by law to comply with any Proceedings it is authorized to comply therewith in any reasonable manner as it or its legal counsel deem appropriate. The Issuer shall have the right to elect (an “Election”), except where an Election is impermissible, to participate in and assume the defense of any such Proceedings, with counsel reasonably satisfactory to the Escrow Agent. The Issuer shall notify the Escrow Agent in writing of any Election. The Escrow Agent shall in respect of any Proceedings and notwithstanding an Election, be entitled to retain its own counsel, the fees in respect of which shall be paid by the Issuer. If the Issuer does not notify the Escrow Agent of an Election within thirty days (or such shorter period within which a timely answer or response must be filed) after the receipt of the notice of the commencement of any Proceedings, then the Escrow Agent shall have the right to contest the Proceedings or (with the prior written consent of the Issuer, which consent shall not be withheld unreasonably and for the avoidance of doubt if such consent is withheld the Issuer shall be liable for any final judicial determination as well as the Escrow Agent’s legal fees) settle or compromise the claim arising through the Proceedings and the Issuer shall indemnify the Escrow Agent in accordance with Clause 17 hereof.

12. Liability of Escrow Agent. (a) The Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from the Escrow Agent’s actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part. In addition, in no event shall the Escrow Agent be liable (i) for acting in accordance with or relying upon any instruction, notice, demand, certificate or document from any party hereto delivered in respect of this Escrow Agreement or any entity acting on behalf of such party, (ii) for any consequential, punitive or special damages, (iii) for the acts or omissions of its nominees, correspondents, designees, subagents or subcustodians, provided that the Escrow Agent shall account to the Issuer for any recoveries or compensation it obtains from such service providers in compensation for any losses suffered by the Issuer as a result of the acts or omissions of such service providers (for the avoidance of doubt, the Escrow Agent shall be under no obligation to seek such recoveries or compensation), (iv) for an amount in excess of the value of the Escrowed Assets, valued as of the date of deposit and (v) for any taxes or governmental charges imposed upon or in respect of the Escrowed Assets.

(b) If any fees, expenses, or costs incurred by or imposed upon, or any obligations owed to, the Escrow Agent hereunder are not promptly paid when due, the Escrow Agent may reimburse itself therefor from the Escrowed Assets and may sell, convey or otherwise dispose of any Escrowed Assets for such purpose (with reasonable notice thereof provided to the Issuer and the Collateral Agent); provided that the Escrow Agent shall notify the Issuer and the Series A Collateral Agent of any failure to pay any such sums referred to above and for a period of thirty days following such notification the Escrow Agent may not reimburse itself from the Escrowed Assets.

(c) As security for the due and punctual performance of any and all of the Issuers’ obligations to the Escrow Agent hereunder, now or hereafter arising, the Issuer hereby pledges, assigns and grants to the Escrow Agent a continuing security interest in, and a lien on, the Escrowed Assets and all Distributions. The security interest of the Escrow

Agent shall at all times be valid, perfected and enforceable by the Escrow Agent against the Issuer and the Series A Collateral Agent and all third parties in accordance with the terms of this Escrow Agreement. The security interest created by this clause 12(c) shall be deemed released without the need for any action by any person upon the release of any Escrowed Assets from the Escrowed Account with respect to such Escrowed Assets.

(d) The Escrow Agent may consult with legal counsel at the expense of the Issuer as to any matter relating to this Escrow Agreement, and the Escrow Agent shall not incur any liability in acting in good faith in accordance with any written advice from such counsel.

(e) The Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

13. Collection. Unless otherwise specifically set forth herein, the Escrow Agent shall proceed as soon as practicable to collect any checks or other collection items at any time deposited hereunder. All such collections shall be subject to the Escrow Agent’s usual collection practices or terms regarding items received by the Escrow Agent for deposit or collection. The Escrow Agent shall not be required, or have any duty, to notify anyone of any payment or maturity under the terms of any instrument deposited hereunder, nor to take any legal action to enforce payment of any check, note or security deposited hereunder, or to exercise any right or privilege which may be afforded to the holder of any such security.

14. Monthly Statements. The Escrow Agent shall provide the Issuer with a monthly statement identifying transactions, transfers or holdings of Escrowed Assets and each such statement shall be deemed to be correct and final upon receipt thereof by the Issuer unless the Escrow Agent is notified in writing to the contrary within thirty Business Days of the date of such statement.

15. Responsibility for Validity etc. The Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

16. Notices. Notices, instructions or other communications shall be in writing and shall be given to the addresses set forth in Clause 7 hereof (or to such other address as may be substituted therefor by written notification thereof to the parties hereto). Notices to the Escrow Agent shall be deemed to be given when actually received by the Escrow Agent’s Corporate Trust Department. The Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications believed by it to have been sent or given by a party hereto or by a person or persons authorized by such party. Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday, or banking holiday, such time shall be extended to the next day on which the Escrow Agent is open for business.

17. Indemnity. The Issuer and the Guarantor, jointly and severally, shall be liable for and shall reimburse and indemnify the Escrow Agent and hold the Escrow Agent harmless from and against any and all documented claims, losses, liabilities, costs, damages or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising from or in connection with or related to this Escrow Agreement or being the Escrow Agent hereunder (including but not limited to Losses incurred by the Escrow Agent in connection with its successful defense, in whole or in part, of any claim of gross negligence or willful misconduct on its part), provided, however, that nothing contained herein shall require the Escrow Agent to be indemnified for Losses caused by its gross negligence or willful misconduct. The Escrow Agent will not without the prior written consent of the Issuer (such consent not to be unreasonably withheld) settle any claim of a value of US$100,000 (or the equivalent) or more, within the scope of this paragraph. For the avoidance of doubt if such consent is withheld the Issuer shall be liable for any final judicial determination and any Losses in respect thereof.

18. Removal of Escrow Agent. (a) The Issuer and the Series A Collateral Agent (acting jointly) may remove the Escrow Agent at any time, with or without cause, by giving to the Escrow Agent thirty calendar days’ prior notice in writing. The Escrow Agent may resign at any time by giving to the Issuer and the Series A Collateral Agent thirty calendar days’ prior written notice thereof; provided that such resignation shall not be effective until a successor is appointed pursuant to sub-Clause (b) below.

(b) Within thirty calendar days after giving the foregoing notice of removal to Escrow Agent or receiving the foregoing notice of resignation from the Escrow Agent, the Issuer and the Series A Collateral Agent shall jointly agree on and appoint a successor Escrow Agent. The Issuer and the Series A Collateral Agent shall seek a successor Escrow Agent in good faith and shall make good faith efforts to procure the acceptance of such appointment by the successor Escrow Agent (and the Series A Collateral Agent shall not unreasonably withhold from the Issuer its agreement in respect of this). A failure by the Issuer and the Series A Collateral Agent to procure the acceptance by a successor Escrow Agent of such appointment within such thirty calendar days shall constitute a “dispute” for the purposes of Clause 19(b) below. If a successor Escrow Agent has not accepted such appointment one hundred and twenty calendar days after the giving or receipt, as the case may be, of either of the above notices, the Issuer and the Series A Collateral Agent hereby instruct the Escrow Agent to deliver the Escrowed Assets to the Issuer at the address set forth in Clause 7 above; provided that if, at the expiration of such 120 day period, an LTV Ratio Triggered Early Maturity (as defined in the Series A Collateral Agreement) shall have occurred or an Event of Default (as defined in the Series A Indenture) shall have occurred and be continuing and the Series A Collateral Agent is prevented at such time from being able to exercise its remedies under Section 8 of the Series A Collateral Agreement (whether such question is uncontested or is the matter of a dispute between the Issuer and the Series A Collateral Agent), the Issuer and the Series A Collateral Agent hereby instruct the Escrow Agent to deliver the Escrowed Assets to Deutsche Bank AG London, Winchester House, 1 Great Winchester Street, London EC2N 2DB (attention: Trust and Securities Services, re: Eco Telecom Limited—Escrow Agreement). Deutsche Bank AG London (which may act through its nominees) shall be a “successor Escrow Agent” for the purposes of this Escrow Agreement.

(c) Upon acceptance by the successor Escrow Agent of its appointment as successor Escrow Agent, the Issuer and the Collateral Agent hereby instruct the Escrow Agent to deliver the Escrowed Assets then held hereunder to the successor Escrow Agent, less the fees, costs and expenses or other obligations owed to the outgoing Escrow Agent (for the avoidance of doubt the Escrow Agent is permitted to hold such Escrowed Assets (or any portion thereof), pending delivery to the successor Escrow Agent, until all such fees, costs and expenses or other obligations are paid).

(d) Upon delivery of the Escrowed Assets to the successor Escrow Agent or the Issuer, as the case may be, the outgoing Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

19. Escrow Agent Action in circumstances of ambiguity or conflicting claims. (a) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent shall inform the Issuer and the Series A Collateral Agent of such ambiguity or uncertainty and may in its sole discretion, until it receives written instructions, signed by the Issuer and the Series A Collateral Agent, which eliminates such ambiguity or uncertainty, refrain from taking any action in respect of the Escrowed Assets.

(b) In the event of any dispute between or conflicting claims by or among the Issuer and the Series A Collateral Agent and/or any other person or entity with respect to any Escrowed Assets, the Escrow Agent shall be entitled to refuse to comply with any and all claims, demands or instructions with respect to such Escrowed Assets so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way to the Issuer and the Series A Collateral Agent for failure or refusal to comply with such conflicting claims, demands or instructions (except in relation to voting or causing to be voted the VIP Escrow Shares pursuant to Clause 9 above). The Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Escrow Agent or (ii) the Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all Losses which it may incur by reason of so acting. The Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed an obligation of the Issuer, failing whom, the Guarantor.

20. Governing Law. This Escrow Agreement shall be interpreted, construed, enforced and administered in accordance with the internal substantive laws of the State of New York (without giving effect to the conflicts of laws provisions thereof other than Section 5-1401 of the General Obligations Law of the State of New York, which is expressly made applicable hereto). The Issuer and the Series A Collateral Agent hereby submits to the personal jurisdiction of and each agrees that all proceedings relating hereto shall be brought in courts located within the City and State of New York. The Issuer and the Series A Collateral Agent hereby waive the right to trial by jury in any such proceedings. To the extent that in any jurisdiction the Issuer and the Series A Collateral Agent may be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (whether before or after judgment) or other legal process, each hereby irrevocably agrees not to claim, and hereby waives, such immunity. The Issuer and the Series A Collateral Agent waive personal service of process and consents to service of process by certified or registered mail, return receipt requested, directed to it at the address last specified for notices hereunder, and such service shall be deemed completed ten calendar days after the same is so mailed.

21. Amendments. Except as otherwise permitted herein, this Escrow Agreement may be modified only by a written amendment signed by all the parties hereto, and no waiver of any provision hereof shall be effective unless expressed in a writing signed by the party to be charged.

22. Rights and Remedies. The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

23. Representations and Warranties. The Issuer and the Series A Collateral Agent hereby represent and warrant (a) that this Escrow Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (b) that the execution, delivery and performance of this Escrow Agreement by the Issuer and the Series A Collateral Agent does not and will not violate any applicable law or regulation.

24. Invalidity Etc. The invalidity, illegality or unenforceability of any provision of this Escrow Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

25. Entire Agreement. This Escrow Agreement shall constitute the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements in regard thereto.

26. Termination. This Escrow Agreement shall terminate upon the transfer of all the Escrowed Assets in accordance with the written instructions of the Issuer and the Series A Collateral Agent. The Terms and Conditions hereof shall survive termination of this Escrow Agreement and/or the resignation or removal of the Escrow Agent.

27. Use of “The Bank of New York”. No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “The Bank of New York” by name or the rights, powers, or duties of the Escrow Agent under this Escrow Agreement shall be issued by any of the other parties hereto, or on such party’s behalf, without the prior written consent of the Escrow Agent.

28. Headings. The headings contained in this Escrow Agreement are for convenience of reference only and shall have no effect on the interpretation or operation hereof.

29. Execution in Duplication. This Escrow Agreement may be executed by each of the parties hereto in any number of counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same agreement.

30. Instructions. For purposes of this Escrow Agreement, the Escrow Agent shall be required to follow instructions only from those persons who are identified in an incumbency certificate delivered to the Escrow Agent by the Issuer or the Series A Collateral Agent, as the case may be.

IN WITNESS WHEREOF, each of the parties have caused this Escrow Agreement to be executed by a duly authorized officer as of the day and year first written above.

Eco Telecom Limited

By:	/s/ Marina Kushnareva
Name:	Marina Kushnareva
Title:	Authorized Director

Deutsche Bank AG London Branch, as Series A Collateral Agent

By:	/s/ Andrew Dixon-Smith
Name:	Andrew Dixon-Smith
Title:	Legal Counsel

By:	/s/ Colin Greene
Name:	Colin Greene
Title:	Managing Director

Altimo Holdings & Investments Limited

By:	/s/ Franz Wolf
Name:	Franz Wolf
Title:	Authorized Director

The Bank of New York

By:	/s/ Dario Parente
Name:	Dario Parente
Title:	Vice President

Deutsche Bank AG London Branch hereby acknowledges and agrees to the provisions of Clause 18(b) of this Escrow Agreement

By:	/s/ Andrew Dixon-Smith
Name:	Andrew Dixon-Smith
Title:	Legal Counsel

By:	/s/ Colin Greene
Name:	Colin Greene
Title:	Managing Director

[ANNEX INTENTIONALLY OMITTED]